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                         Consent of Independent Auditors

The Retirement Committee
Armstrong World Industries, Inc.:

We consent to incorporation by reference in the Registration Statement No. 33-18996 on Form S-8 of Armstrong World Industries, Inc. of our report dated March 14, 2003, with respect to the statements of net assets available for benefits of the Retirement Savings and Stock Ownership Plan of Armstrong World Industries, Inc. as of September 30, 2002 and 2001 and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule, which report is included herein.

Our report dated March 14, 2003 contains an emphasis paragraph that states that on December 6, 2000, Armstrong World Industries, Inc., the Plan's sponsor, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in order to use the court-supervised reorganization process to achieve a resolution of its asbestos liability.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 20, 2003

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